Exhibit 99.1

PRESS RELEASE

MAY 4, 2011

SAUER-DANFOSS INC. REPORTS FIRST QUARTER 2011 RESULTS

•      Earnings Exceed Expectations

•      Sales Increase by 45%

•      Continued Strong Cash Flow

•      Outlook Raised for 2011

AMES, Iowa, USA, May 4, 2011 — Sauer-Danfoss Inc. (NYSE: SHS) today announced its financial results for the first quarter ended March 31, 2011.

First Quarter Review

Net sales for the quarter increased 46 percent to $564.7 million, compared to net sales of $386.8 million for the first quarter of 2010.  Excluding the impact of changes in currency translation rates, sales in the first quarter increased 45 percent over the same quarter last year.  Sales for the first quarter increased 37 percent in the Americas, 36 percent in Europe, and 99 percent in the Asia-Pacific region, excluding the impact of changes in currency translation rates.  Sales increased 65 percent in the Propel segment, 40 percent in the Controls segment, 32 percent in the Work Function segment, and 27 percent in the Stand-Alone Businesses segment, excluding the impact of changes in currency translation rates.

The Company reported net income of $70.6 million, or $1.46 per share, for the first quarter of 2011, compared to net income of $20.7 million, or $0.43 per share, for the first quarter of 2010.  First quarter 2011 results were favorably impacted by $4.9 million, or $0.10 per share, related to the reversal of deferred tax asset valuation allowances.   Results for first quarter 2010 were negatively impacted by restructuring and severance costs of $2.4 million, or $0.05 per share, and costs of $3.1 million, or $0.06 per share, related to the tender offer by Danfoss A/S, the Company’s majority owner.  In addition, first quarter 2010 results were favorably impacted by $4.5 million, or $0.09 per share, related to the reversal of deferred tax asset valuation allowances.

Sven Ruder, President and Chief Executive Officer, commented, “We are pleased with our first quarter results as we continue to record strong year-over-year growth in sales.  However, this is the last quarter that we will be comparing figures to a relatively weak prior year quarter.  While we are projecting continued strong growth, it will not be at these high levels.  Our operational performance, reflected in an operating margin of 21.5 percent, clearly exceeded our expectation.  It is unlikely that we will sustain this level of operating margin into the coming quarters as we move into a slower business season and as the costs of adding resources in response to the strong market demand catch up with us.  In addition, we are investing substantially in Asia-Pacific to meet the growth opportunities in this dynamic region.”

Continued Strong Orders and Backlog

The Company received new orders of $695.2 million for the first quarter of 2011, a 36 percent increase compared to first quarter 2010 orders of $511.9 million.

Total backlog at March 31, 2011, was $965.3 million, a 55 percent increase compared to the same period last year of $621.9 million.  Excluding the impact of changes in currency translation rates, backlog increased 51 percent.

Strong Cash Flow, Planning for Future Cash Use

Cash flow from operations for the first quarter of 2011 was $53.3 million, compared to $31.8 million for 2010.  Capital expenditures for first quarter 2011 were $5.5 million compared to $3.1 million for the same period last year.  The Company reduced its debt, net of cash, by an additional $37.2 million, from $237.4 million at December 31, 2010, to $200.2 million at the close of March 2011.  The debt to total capital ratio, or leverage ratio, was 34 percent at March 31, 2011, compared to 43 percent at December 31, 2010.

“We generated $42 million of free cash flow in the first quarter.  With the prospect of continuing to generate strong cash flow and our debt level now at a comfortable level, management and the board are in discussions regarding the use of future cash being generated.  We expect to complete these discussions over the next couple of quarters,” stated Ruder.

Outlook Raised for 2011

Ruder concluded, “The strong first quarter results and backlog position all point to even stronger financial results than those we projected just a quarter ago.  Although we believe we will be seeing a more ‘normal’ spread of business this year, our markets continue strong with high demand levels in the Asia-Pacific region and a strong pick-up in the Americas and Europe.  While we are somewhat concerned with the health of the macroeconomic environment globally, we are cautiously raising our 2011 full year outlook.  We now expect our operating margins for the full year to end up in the 15 to 17 percent range.”

The revised outlook for 2011 is as follows:

•      Annual sales increasing 20 to 30 percent from 2010 levels (previously 10 to 20 percent)

•      Expected earnings in the range of $3.50 to $4.50 per share (previously $3.00 to $4.00 per share)

•      Capital expenditures of approximately $55.0 to $65.0 million (previously $50.0 to $60.0 million)

Webcast Information

Members of Sauer-Danfoss’ management team will host a webcast on May 5 at 10 AM Eastern Time to discuss 2011 first quarter results.  The call is open to all interested parties on listen-only mode via an audio webcast and can be accessed through the Investor Relations page of the Company’s website at http://ir.sauer-danfoss.com. A replay of the call will be available at that site through May 19, 2011.

About Sauer-Danfoss

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture, and sale of engineered hydraulic and electronic systems and components for use primarily in applications of mobile equipment.  Sauer-Danfoss, with 2010 revenues of approximately $1.6 billion, has sales, manufacturing, and engineering capabilities in Europe, the Americas, and the Asia-Pacific region.

More details online at www.sauer-danfoss.com.

This press release contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. All statements regarding future performance, growth, sales and earnings projections, conditions or developments are forward-looking statements. Words such as “anticipates,” “in the opinion,” “believes,” “intends,” “expects,” “may,” “will,” “should,” “could,” “plans,” “forecasts,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and similar expressions may be intended to identify forward-looking statements.

Actual future results may differ materially from those described in the forward-looking statements due to a variety of factors. Readers should bear in mind that past experience is never a perfect guide to anticipating actual future results. Risk factors affecting the Company’s forward-looking statements include, but are not limited to, the following: general, worldwide economic conditions, including the relative strength or weakness of the commercial and public-sector construction markets, the level of interest rates, crude oil prices, commercial and consumer confidence, and currency exchange rates; specific economic conditions in the agriculture, construction, road building, turf care, material handling and specialty vehicle markets and the impact of such conditions on the Company’s customers in such markets; the cyclical nature of some of the Company’s businesses; the ability of the Company to win new programs and maintain existing programs with its original equipment manufacturer (OEM) customers; the highly competitive nature of the markets for the Company’s products as well as pricing pressures that may result from such competitive conditions; the continued operation and viability of the Company’s significant customers; the Company’s execution of internal performance plans; difficulties or delays in manufacturing; the effectiveness of the Company’s cost-management and productivity improvement efforts;  the success of the Company’s transition from managing in an environment of shrinking sales to one of sales growth; competing technologies and difficulties entering new markets, both domestic and foreign; changes in the Company’s product mix; future levels of indebtedness and capital spending; the availability of sufficient levels of credit on favorable terms, whether from Danfoss A/S, the

Company’s majority stockholder, or from the capital markets or traditional credit sources to enable the Company to meet its capital needs; claims, including, without limitation, warranty claims, field recall claims, product liability claims, charges or dispute resolutions; the ability of suppliers to provide materials as needed and the Company’s ability to recover any price increases for materials in product pricing; the Company’s ability to attract and retain key technical and other personnel; labor relations; the failure of customers to make timely payment, especially in light of the persistence of tight credit markets; any inadequacy of the Company’s intellectual property protection or the potential for third-party claims of infringement; credit market disruptions and significant changes in capital market liquidity and funding costs affecting the Company and its customers; sovereign debt crises, in Europe or elsewhere, and the reaction of other nations to such crises; energy prices; the impact of new or changed tax and other legislation and regulations in jurisdictions in which the Company and its affiliates operate; actions by the U.S. Federal Reserve Board and the central banks of other nations; actions by other regulatory agencies, including those taken in response to the global credit crisis; actions by rating agencies; changes in accounting standards; worldwide political stability, including developments in the Middle East; the effects of terrorist activities and resulting political or economic instability; natural catastrophes; U.S. and NATO military action overseas; and the effect of acquisitions, divestitures, restructurings, product withdrawals, and other unusual events.

The Company cautions the reader that this list of cautionary statements and risk factors is not exhaustive. The Company expressly disclaims any obligation or undertaking to release publicly any updates or changes to these forward-looking statements to reflect future events or circumstances.  The foregoing risks and uncertainties are further described in Item 1A (Risk Factors) in the Company’s latest annual report on Form 10-K filed with the SEC, which should be reviewed in considering the forward-looking statements contained in this press release.

For further information please contact:

Sauer-Danfoss Inc. — Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President and	2800 East 13th Street	Fax:	(515) 956-5364
Chief Accounting Officer	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance Europe	Krokamp 35	Fax:	+49-4321-990-560
	24539 Neumünster, Germany	jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
(Dollars and shares in thousands	March 31,	March 31,
except per share data)	2011	2010
Net sales	564,742	386,770
Cost of sales	375,483	274,264
Gross profit	189,259	112,506
Research and development	14,095	12,473
Selling, general and administrative	54,256	53,831
Gain on asset disposals	(310)	(963)
Total operating expenses	68,041	65,341
Income from operations	121,218	47,165
Nonoperating income (expense):
Interest expense, net	(6,101)	(16,553)
Other, net	(4,499)	2,250
Income before income taxes	110,618	32,862
Income tax expense	(26,083)	(2,268)
Net income	84,535	30,594
Net income attributable to noncontrolling interest, net of tax	(13,981)	(9,870)
Net income attributable to Sauer-Danfoss Inc.	70,554	20,724
Net income per share:
Basic and diluted net income per common share	1.46	0.43
Weighted average shares outstanding
Basic	48,397	48,354
Diluted	48,478	48,453

BUSINESS SEGMENT INFORMATION

	Three Months Ended
	March 31,	March 31,
(Dollars in thousands)	2011	2010
Net sales
Propel	250,230	148,878
Work Function	99,706	75,359
Controls	79,339	56,131
Stand-Alone Businesses	135,467	106,402
Total	564,742	386,770
Segment Income (Loss)
Propel	65,120	26,984
Work Function	17,330	5,075
Controls	22,750	11,923
Stand-Alone Businesses	25,918	15,122
Global Services and Other Expenses, net	(14,399)	(9,689)
Total	116,719	49,415
Interest expense, net	(6,101)	(16,553)
Income before income taxes	110,618	32,862

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31,	March 31,
(Dollars in thousands)	2011	2010
Cash flows from operating activities:
Net income	84,535	30,594
Depreciation and amortization	22,472	25,438
Net change in receivables, inventories, and payables	(59,022)	(38,226)
Other, net	5,340	14,015
Net cash provided by operating activities	53,325	31,821
Cash flows from investing activities:
Purchases of property, plant and equipment	(5,518)	(3,064)
Proceeds from sale of property, plant and equipment	274	2,389
Advances to noncontrolling interest partners	(2,328)	—
Net cash used in investing activities	(7,572)	(675)
Cash flows from financing activities:
Net repayments on notes payable and debt facilities	(50,625)	(12,560)
Distributions to noncontrolling interest partners	(3,524)	(906)
Net cash used in financing activities	(54,149)	(13,466)
Effect of exchange rate changes	3,304	4,416
Net increase (decrease) in cash and cash equivalents	(5,092)	22,096
Cash and cash equivalents at beginning of year	44,039	38,790
Cash and cash equivalents at end of period	38,947	60,886

Free cash flow (1)	42,229	30,240

(1) Free cash flow is calculated by summing net cash provided by operating activities, net cash used in investing activities, and net cash used in financing activities, excluding net repayments on notes payable and debt facilities.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	Dec. 31,
(Dollars in thousands)	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	38,947	44,039
Accounts receivable, net	302,929	213,896
Inventories	213,365	200,993
Other current assets	98,831	88,166
Total current assets	654,072	547,094
Property, plant and equipment, net	410,539	408,097
Other assets	163,654	173,013
Total assets	1,228,265	1,128,204

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and bank overdrafts	20,519	27,700
Long-term debt due within one year	11,736	51,187
Accounts payable	209,508	177,505
Other accrued liabilities	140,071	133,189
Total current liabilities	381,834	389,581
Long-term debt	206,919	202,599
Long-term pension liability	66,243	70,083
Deferred income taxes	28,863	28,651
Other liabilities	70,779	68,153
Noncontrolling interest	85,684	75,010
Stockholders’ equity of Sauer-Danfoss Inc.	387,943	294,127
Total liabilities and stockholders’ equity	1,228,265	1,128,204

Debt to total capital ratio (1)	34%	43%

(1) The debt to total capital ratio is calculated by dividing total interest bearing debt by total capital.  Total interest bearing debt is the sum of notes payable and bank overdrafts, long-term debt due within one year, and long-term debt.  Total capital is the sum of total interest bearing debt, noncontrolling interest, and stockholders’ equity.